Registration No. 333-

As filed with the Securities and Exchange Commission on March 9, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PARATEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0960223
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

75 Park Plaza Boston, MA 02116
(Address of Principal Executive Offices) (Zip Code)

Paratek Pharmaceuticals, Inc. 2015 Equity Incentive Plan

(Full titles of the plans)

Michael F. Bigham
Chairman and Chief Executive Officer
75 Park Plaza

Boston, MA 02116

(Name and address of agent for service)

(617) 807-6600

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Chris Comeau, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	880,430 shares	(2)	$16.03	(3)	$14,113,293	$1,422
TOTAL	880,430 shares				$14,113,293	$1,422
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

Represents 880,430 shares of Common Stock that were automatically added to the shares authorized for issuance under the registrant’s 2015 Equity Incentive Plan (the “2015 Plan”) on January 1, 2016 pursuant to an “evergreen” provision contained in the 2015 Plan.  The “evergreen” provision provides that on each January 1st from January 1, 2015 through January 1, 2025, the number of shares of Common Stock available for issuance under the 2015 Plan will automatically increase annually in an amount equal to the lesser of 5% of outstanding shares of the registrant’s Common Stock as of the close of business on the immediately preceding December 31st or the number of shares determined by the registrant’s board of directors.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average high and low prices of the registrant’s Common Stock as reported by the NASDAQ Global Market on March 4, 2016, a date that is within five business days prior to the date on which this Registration Statement is being filed, to be $16.54 and $15.51, respectively.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register an additional 880,430 shares under the registrant’s 2015 Equity Incentive Plan. Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference, except to the extent supplemented, amended or superseded by the information set forth herein, into this Registration Statement the entire contents of its Registration Statement on Form S-8 (File No. 333-205482) filed with the Securities and Exchange Commission on July 2, 2015.

.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 9th day of March, 2016.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Michael F. Bigham
Name: Michael F. Bigham
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Douglas W. Pagán and Bill Haskel, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Paratek Pharmaceuticals, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael F. Bigham	Chairman of the Board of Directors and Chief Executive Officer	March 9, 2016
Michael F. Bigham	(Principal Executive Officer)

/s/ Douglas W. Pagán	Chief Financial Officer	March 9, 2016
Douglas W. Pagán	(Principal Financial Officer &
Principal Accounting Officer)

/s/ Evan Loh	President, Chief Medical Officer and Director	March 9, 2016
Evan Loh, M.D.

/s/ Thomas J. Dietz	Director	March 9, 2016
Thomas J. Dietz, Ph. D.

/s/Timothy R. Franson	Director	March 9, 2016
Timothy R. Franson, M.D.

/s/ Richard J. Lim	Director	March 9, 2016
Richard J. Lim

/s/ Kristine Peterson	Director	March 9, 2016
Kristine Peterson

/s/Robert S. Radie	Director	March 9, 2016
Robert S. Radie

/s/ Jeffrey Stein	Director	March 9, 2016

Jeffrey Stein, Ph. D.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of Paratek Pharmaceuticals, Inc.	8-K	001-36066	3.1	October 31, 2014

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Paratek Pharmaceuticals, Inc.	8-K	001-36066	3.2	October 31, 2014

4.3	Specimen Common Stock Certificate of Registrant	8-K/A	333-201458	4.2	January 12, 2015

5.1*	Opinion of Ropes & Gray LLP

23.1*	Consent of CohnReznick LLP

23.2*	Consent of Ropes & Gray LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1+	Paratek Pharmaceuticals, Inc. 2015 Equity Incentive Plan	S-8	333-205482	99.5	July 3, 2015

99.2+	Form of Paratek Pharmaceuticals, Inc. Stock Option Grant Notice under the 2015 Equity Incentive Plan	S-8	333-205482	99.5	July 3, 2015

99.3+	Form of Paratek Pharmaceuticals, Inc. Restricted Stock Unit Grant Notice under the 2015 Equity Incentive Plan	S-8	333-205482	99.5	July 3, 2015

________________

+	Indicates management contract or compensatory plan, contract or arrangement.

*	Filed herewith.